CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 21, 2008, relating to the financial statements and financial highlights which appear in the September 30, 2008 Annual Reports to Shareholders of Columbia Contrarian Core Fund, Columbia Disciplined Value Fund, Columbia Dividend Income Fund, Columbia Large Cap Growth Fund, Columbia Small Cap Core Fund, Columbia Asset Allocation Fund and Columbia Liberty Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 28, 2009